EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

Willimantic, Connecticut — October 25, 2017. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $2.2 million, or $0.19 diluted earnings per share, for the quarter ended September 30, 2017 versus $1.6 million, or $0.13 diluted earnings per share, for the quarter ended September 30, 2016. The Company reported net income of $6.8 million, or $0.57 diluted earnings per share, for the nine months ended September 30, 2017 compared to $4.8 million, or $0.41 diluted earnings per share, for the nine months ended September 30, 2016. Contributing to the higher net income for the nine months ended September 30, 2017 was a pre-tax gain of $795,000 on the sale of the Company's trust and asset management business in May 2017.

Net interest income increased $703,000 to $10.9 million and $1.6 million to $32.0 million for the three and nine months ended September 30, 2017, respectively, as compared to the same periods in 2016. For both the three and nine months ended September 30, 2017, net interest income increased primarily as a result of increases in the average balance of loans and the average balance and yield earned on other interest-earning assets, partially offset by a higher average balance of deposits as well as increases in the average rates paid on deposits and borrowings.

The provision for loan losses decreased $709,000 and $1.3 million for the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016, primarily due to reductions in nonperforming loans. At September 30, 2017, nonperforming loans decreased to $3.6 million compared to $6.3 million at September 30, 2016, resulting from decreases in nonperforming residential, multi-family and commercial real estate and home equity loans of $1.3 million, $1.0 million and $271,000, respectively. Net loan charge-offs were $101,000 and $104,000 for the three and nine months ended September 30, 2017, respectively, compared to net loan charge-offs of $53,000 and $165,000 for the three and nine months ended September 30, 2016, respectively.

Noninterest income decreased $138,000 to $2.5 million and increased $722,000 to $8.7 million for the three and nine months ended September 30, 2017, respectively, compared to the same periods in the prior year. Contributing to the higher noninterest income for the nine months ended September 30, 2017 was a pre-tax gain of $795,000 on the sale of the Company's trust and asset management business. Service fees increased $138,000 and $367,000 for the three and nine months ended September 30, 2017, respectively, due to higher overdraft charges. Wealth management fees decreased $276,000 and $358,000 for the three and nine months ended September 30, 2017, respectively, versus the comparable periods in the prior year as a result of the sale of the Company's trust and asset management business.

Noninterest expenses increased $46,000 and $565,000 for the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016. Salaries and benefits increased $60,000 and $672,000 for the three and nine months ended September 30, 2017, respectively. The large increase for the first nine months of 2017 was due to lower deferred compensation resulting from a post-retirement benefit payout in June 2016. Other real estate operations increased $63,000 and $305,000 for the three and nine months ended September 30, 2017, respectively, primarily due to to the addition of six properties during the first nine months of 2017 with a total book value of $894,000, partially offset by net sale proceeds of $456,000. Other noninterest expense increased $305,000 for the nine months ended September 30, 2017 primarily due to fraudulent debit card transactions of $373,000, but decreased $9,000 for the quarter ended September 30, 2017 compared to the same periods in 2016. Computer and electronic banking expenses decreased $22,000 and $296,000 for the three and nine months ended September 30, 2017, respectively, versus the comparable periods in 2016 as a result of reconfiguration of the telecommunication infrastructure and contract renegotiations with a third party provider. Outside professional services decreased $24,000 and $245,000 for the three and nine months ended September 30, 2017, respectively, versus the same periods in 2016 due to decreases in legal and audit fees and consulting expenses related to the noncompete agreements from the merger with Newport Federal. Regulatory assessments decreased $85,000 and $198,000 for the three and nine months ended September 30, 2017, respectively, due to a lower FDIC assessment rate.

Total assets increased $34.1 million, or 2.2%, to $1.59 billion at September 30, 2017, principally due to increases of $18.5 million in cash and cash equivalents, $9.2 million in available for sale securities and $7.1 million in net loans receivable, offset by a decrease in Federal Home Loan Bank stock of $2.1 million. The higher balance of net loans receivable reflects increases of $40.3 million in multi-family and commercial real estate loans and $10.9 million in other commercial business loans, offset by decreases of $19.8 million in SBA and USDA guaranteed loans, $11.3 million in residential mortgage loans, $8.4 million in construction loans and $4.9 million in timeshare loans. Residential real estate and commercial business loan originations increased $2.8 million and $2.1 million, respectively, while commercial real estate and consumer loan originations decreased $15.7 million and $1.7 million, respectively, during the first nine months of 2017 compared to the same period in 2016.

Total liabilities increased $27.8 million, or 2.0%, to $1.41 billion at September 30, 2017 compared to $1.39 billion at December 31, 2016, primarily due to an increase in deposits of $83.4 million, or 7.4%, which included increases in NOW and money market accounts of $50.0 million, certificates of deposit of $23.8 million and noninterest-bearing deposits of $12.1 million, offset by a decrease in savings accounts of $2.8 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $50.9 million from $226.0 million at December 31, 2016 to $175.1 million at September 30, 2017, resulting from repayments of Federal Home Loan Bank advances with funds from excess deposits.

Total shareholders' equity increased $6.3 million from $164.7 million at December 31, 2016 to $171.0 million at September 30, 2017. The increase in shareholders' equity was primarily attributable to net income of $6.8 million, partially offset by dividends paid of $1.8 million. At September 30, 2017, the Bank’s regulatory capital exceeded the amounts required for the Bank to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Regulatory approval received during the quarter to reorganize as a Bank Holding Company from a Savings and Loan Holding Company enhances our ability to continue to restructure the balance sheet.  Eliminating the requirement to maintain a prescribed level of long-term residential mortgages allows us to continue to increase our portfolio of higher-yielding, shorter-duration commercial loans.  Efforts to do so are reflected in the growth of $51.2 million in commercial loans during the quarter, while maintaining strong asset quality,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-four branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	September 30,	December 31,
(In Thousands / Unaudited)	2017	2016

ASSETS
Noninterest-bearing cash and due from banks	$15,011	$18,225
Interest-bearing cash and cash equivalents	76,721	54,961
Securities	182,193	175,153
Loans held for sale	1,856	1,393
Loans receivable, net	1,227,460	1,220,323
Bank-owned life insurance	21,688	21,293
Premises and equipment, net	19,624	19,884
Intangible assets	17,043	17,494
Deferred tax asset	9,449	9,658
Other real estate owned, net	1,679	1,466
Other assets	12,276	11,040
Total assets	$1,585,000	$1,550,890

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,214,089	$1,130,685
Borrowings	175,063	226,007
Other liabilities	24,846	29,471
Total liabilities	1,413,998	1,386,163

Shareholders' equity	171,002	164,727
Total liabilities and shareholders' equity	$1,585,000	$1,550,890

SELECTED OPERATING DATA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In Thousands / Unaudited)	2017	2016	2017	2016

Interest and dividend income	$13,649	$12,703	$40,349	$38,020
Interest expense	2,784	2,541	8,305	7,528
Net interest income	10,865	10,162	32,044	30,492

Provision for loan losses	171	880	501	1,773
Net interest income after provision for loan losses	10,694	9,282	31,543	28,719

Noninterest income	2,515	2,653	8,663	7,941
Noninterest expenses	9,658	9,612	30,023	29,458
Income before income taxes	3,551	2,323	10,183	7,202

Income tax provision	1,307	767	3,378	2,377
Net income	$2,244	$1,556	$6,805	$4,825

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2017	2016	2017	2016

Earnings per share:
Basic	$0.19	$0.13	$0.57	$0.41
Diluted	$0.19	$0.13	$0.57	$0.41

Weighted average shares outstanding:
Basic	11,874,142	11,815,313	11,850,229	11,802,574
Diluted	11,962,825	11,868,647	11,939,719	11,859,943

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in Thousands, Except per Share Data / Unaudited)	2017	2016	2017	2016

Selected Performance Ratios: (1)
Return on average assets	0.56%	0.41%	0.58%	0.43%
Return on average equity	5.20	3.85	5.39	4.06
Interest rate spread	2.69	2.66	2.68	2.71
Net interest margin	2.90	2.83	2.88	2.88
Efficiency ratio (2)	72.18	75.33	73.75	76.76

Asset Quality Ratios:
Allowance for loan losses			$12,217	$11,471
Allowance for loan losses as a percent of total loans (3)			0.99%	0.94%
Allowance for loan losses as a percent of nonperforming loans			335.08	182.22
Nonperforming loans			$3,646	$6,295
Nonperforming loans as a percent of total loans (3)			0.29%	0.52%
Nonperforming assets (4)			$5,325	$7,692
Nonperforming assets as a percent of total assets			0.34%	0.50%

Per Share Data:
Book value per share			$13.98	$13.08
Less: Intangible assets per share(5)			(1.39)	(1.44)
Tangible book value per share (5)			12.59	11.64
Dividends declared per share			$0.15	$0.12

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income.
(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $17.0 million and $17.6 million at September 30, 2017 and 2016, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514